EXHIBIT 10.51

Amended & Restated Consulting Agreement: Steven C. Jones

This Amended and Restated Consulting Agreement (the “Agreement”) is entered into on this 4th day of November, 2016 (the “Effective Date”) by and between Steven Jones an individual whose legal address is indicated in the signature section of this Agreement (“Mr. Jones” or the “Executive”) and NeoGenomics, Inc., a Nevada Company with its principal office located at 12701 Commonwealth Drive, Suite 5, Fort Myers, FL  33913, together with its wholly-owned subsidiary, NeoGenomics Laboratories, Inc., a Florida company (collectively “NeoGenomics” or the “Company”).  This Agreement supersedes and replaces the original consulting agreement between the parties, dated May 3, 2010, and subsequently amended on February 11, 2011, April 1, 2012, January 1, 2013, and May 1, 2014 (as amended, the “Original Agreement”).

RECITALS:

WHEREAS, Mr. Jones served as the Company’s Chief Financial Officer from 2003 - 2009 and has been serving as the Company’s Executive Vice President – Finance since Dec 2009 and Chief Compliance Officer since February 2013, and has served as a member of the NeoGenomics Board of Directors since 2003; and

WHEREAS, the parties desire to amend the Original Agreement to begin to transition some of Mr. Jones’ day to day responsibilities to other members of the NeoGenomics management team and allow for Mr. Jones to reduce his time commitment to NeoGenomics; and

WHEREAS, Mr. Jones desires to continue to provide consulting services to NeoGenomics on the terms outlined herein;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.Term of Engagement.  This Agreement shall be effective from the Effective Date until April 30, 2020 (the “Initial Term”).  After the Initial Term, this Agreement shall automatically renew for consecutive one year periods (“Renewal Term”), unless a written notice of a party’s intention to terminate this Agreement at the expiration of the Initial Term (or any Renewal Term) is delivered by either party at least three (3) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.  For purposes of this Agreement, the period from the Effective Date until the termination of this Agreement, including during any Renewal Term, for any reason shall hereinafter be referred to as the “Term.”  Notwithstanding the foregoing, the Company and/or Executive shall have the right to terminate this Agreement pursuant to paragraph 7 hereof at any time.

2.Services.  During the Term, Executive will continue to provide consulting services to the Company in the capacity of the Company’s Executive Vice President, subject to the direction of the Company’s Chief Executive Officer.  Without limiting the generality of the foregoing, it is presently contemplated that the Executive shall provide the following services (“Services”) and have the duties indicated:

a)	Provide advice and guidance to the Company with respect to the overall operations of the Company, major growth initiatives, and/or potential mergers or acquisitions;
b)	Serve as the Company’s Chief Compliance Officer until such time as a successor is named and trained;
c)	Provide leadership, guidance and assistance on compliance and regulatory affairs;
d)	Serve as the Company’s Director of Investor Relations and act as liaison to the investment community until such time as a successor is named and trained;
e)	Provide leadership, guidance and assistance in drafting and issuing press releases on behalf of the Company;
f)	Provide leadership, guidance and assistance to the Company in raising debt or equity capital, when requested to do so;
g)	Provide advice and assistance in drafting and reviewing SEC filings;
h)

On an as requested basis, provide advice and assistance on i) contracts with employees, vendors, clients, and strategic partners, ii) litigation matters in which Executive has knowledge or expertise, iii) developing forecast models, iv) other business topics related to the operations or growth of the Company;

i)	Participate in meetings of the Company’s Corporate Management Team and such other business meetings germane to the Services provided by Executive hereunder;
j)	Travel at the request of the Company to assist with any of the above duties.
k)

Such other duties as may be assigned from time-to-time by the Chief Executive Officer of the Company.  The spirit of this section is to try and account for other activities or issues that have not been addressed or identified in (a) through (h) above.

3.Agreements of NeoGenomics.  Pursuant to this Agreement, NeoGenomics agrees to provide such support as Executive may reasonably request in order to perform the duties outlined in paragraph 2, including, but not limited to providing an office for Executive to use while he is working on site at NeoGenomics headquarters’ location in Ft. Myers, FL and providing access to such information as Executive may reasonably require in order to provide the Services contemplated by this Agreement.  The Company also agrees that it will use commercially reasonable efforts to re-assign Consultant’s current duties with respect to having primary responsibility for reviewing and signing contracts by February 28, 2017, or such other time as may be mutually agreed upon.  Notwithstanding the foregoing, Executive agrees to train his successor(s) in such duties, and continue to serve as a resource to such successor(s) on an as requested basis.

4.Time Commitment; Place of Service.   In order to provide a seamless transition of Executive’s duties to other members of the Company’s management team and allow for the training of such personnel, Executive agrees that he will target the below listed percentages of working time and attention to the Company in the periods indicated, or such other amounts as may be mutually agreed upon with Company.  Company understands and acknowledges that the following target service levels are intended to be averages for the service periods indicated and that some months may have more service time and other months less services time.   Company agrees that Executive shall be free to provide the Services from any location, including locations that are not Company facilities.  Notwithstanding the forgoing, Executive agree to provide Services at one or more of the Company’s facilities from time to time in order to support business meetings and training activities.

	Target % of Monthly	Approximate Target
Period	Working Time & Attention	Monthly Hours
Effective Date to April 30, 2017	60%	100
May 1, 2017 to April 30, 2018	40%	70
May 1, 2018 to April 30, 2019	30%	50
Thereafter	20%	35

5.Compensation and Expenses.  In consideration for the services rendered by the Executive to the Company throughout the Term, the Company shall compensate Executive as follows:

a)Monthly Retainer.  The Company agrees to pay Executive a fixed monthly cash consulting fee (the “Base Retainer”) in the amounts specified below for the service periods indicated:

Period	Monthly Base Retainer
Effective Date to April 30, 2017	$21,666.66
May 1, 2017 to April 30, 2018	$15,000.00
May 1, 2018 to April 30, 2019	$12,500.00
Thereafter	$10,000.00

Such payments will be made monthly within ten (10) business days of the end of the month for which services were provided via ACH transfer to Executive’s designated bank account.

b)Participation in the Company’s Management Incentive Plan.   The Company agrees that Executive shall participate in the Company’s Management Incentive Plan (“MIP”) as it may be structured in any given fiscal year for senior officers of the Company.  The Company agrees that it will target a payout of thirty-five percent (35%) of the Base Retainer (the “Target Payout”) for any given fiscal year for meeting certain performance objectives laid out by the Company, and that the Executive will have the ability to earn up to one hundred fifty percent (150%) of the Target Payout if such performance objectives are exceeded by the amount specified in any such year’s MIP.  The Executive agrees that the Company, at its option, may specify that up to eighty percent (80%) of any year’s Target Payout be tied to meeting companywide financial performance thresholds.  The Executive further agrees that the specifics of any given year’s MIP plan will be governed by whatever is approved by the Company’s Board of Directors for such fiscal year.

c)Extraordinary Projects.  The Company agrees that in the event it requests the Executive’s assistance on any extraordinary or overly time consuming projects, it will compensate Executive at the rate of $300 per hour, subject to a $3,000/day cap, for any time spent on such projects in excess of 115% of the target service levels outlined above for any given month, or such other amount as may be mutually agreed upon by Executive and Company.

d)Expenses.   In addition to any compensation payable hereunder, the Company shall also reimburse Executive for all expenses reasonably incurred by Executive in connection with the services performed on behalf of NeoGenomics under this Agreement including, but not limited to, airfare, hotel, food, and a standard mileage allowance pursuant to IRS guidelines for travel on Company business using a personally owned vehicle (collectively “Business Expenses”), upon providing the original receipts and an expense report for such expenses in accordance with the Company’s expense reimbursement policy then in effect.  Company also agrees to reimburse Executive $250/month on a non-accountable basis for cell phone and Internet fees.  Executive agrees to seek prior written authorization before incurring aggregate Business Expenses in excess of $5,000 in any given calendar month.

6.Board Membership; Board Compensation.  As partial consideration for entering into this Agreement, the Company agrees that during the Term of this Agreement, it will nominate Executive to serve on the Company’s Board of Directors at each meeting of shareholders for the purpose of electing directors, and the Company also agrees that, beginning April 1, 2017, the Executive will be entitled to receive compensation as an outside director for serving on the Company’s Board of Directors in amounts consistent with the Board compensation practices in effect at any given time. The Company also agrees that it will nominate Executive to serve on the Compliance Committee and at least one other Committee of the Board of Directors for which Executive is eligible or appoint Executive as a non-member observer on at least one other committee of the Board of Directors.

7.Termination.  During the Initial Term, the Company shall have the right to terminate this Agreement at any time by giving written notice to the Executive twelve (12) months prior to the effective date of termination (“Termination” or “Termination Date”).  For any Renewal Term, the Company shall have the right to terminate this Agreement at any time by giving written notice to the Executive three (3) months prior to the effective Termination Date.  The Executive shall have the right to terminate this Agreement at any time by giving written notice to the Company three (3) months prior to the proposed Termination Date, provided, however, the Executive agrees that if such termination is during the Initial Term hereof, he will agree to an additional three (3) months of transition services to the Company upon reasonable request by the Company.  The obligation of the Company to pay for consulting services hereunder shall continue during the time from either party’s written notification of a Termination until the actual Termination Date.  All unpaid compensation owed to Executive hereunder as of any Termination Date, including reimbursement of business and business-related travel expenses, shall be paid to Executive within fifteen (15) days of such Termination Date.  The Company further agrees that it will prorate any MIP payments that may be due to the Executive for a partial year in which a Termination occurs based on the number of days served up to the Termination Date in such year.

Upon Termination, Executive agrees to cease all representation on behalf of the Company, including, but not limited to representations to the Company’s investors, partners, vendors, clients or employees that Executive is acting on behalf of the Company in any capacity;

provided, however the Executive agrees to answer any reasonable follow-up inquiries from the Company regarding any pending matters at the Termination Date.

8.Miscellaneous.

a)

This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally.  The Executive hereby waives any claims that it might have under any previous oral or other contract.  No modification or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

b)

The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

c)

This Agreement is the joint product of the Company and the Executive and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Executive and shall not be construed for or against either party hereto.

d)

This Agreement will be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction.  Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Lee County, Florida; accordingly, any matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Lee County, Florida.

e)

All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or nationally recognized express delivery service, as follows:

(i)If to the Company, at the address listed at the preamble to this Agreement or its then primary executive offices to the attention of the CEO;

(ii)If to the Consultant, at the address listed as the Consultant’s primary legal residence which is listed at the signature block of this agreement or such other address as the Company may have on file for the Consultant.

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt.  Notice given by facsimile transmission shall be effective upon telephonic confirmation of receipt by the party to whom it is addressed.  All notices by facsimile transmission shall be followed up promptly after transmission by delivering an original copy by hand, certified or registered mail, or by Express Mail, Federal Express or other such delivery service.  Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

f)

Executive understands and acknowledges that if this Agreement is deemed to be a material agreement of the Company, it may need to be filed with the Securities and Exchange Commission or provided to a regulatory body in conjunction with any audits or investigations of the Company’s activities and expressly gives permission to provide this Agreement as needed in such instances.

g)

The parties agree that the Executive is acting as an independent contractor under current Internal Revenue Service guidelines in the provision of services under this Agreement and that the Executive shall be solely responsible for paying all taxes due on any Compensation hereunder.  The Executive understands and acknowledges that all Compensation hereunder is taxable to the Executive and the Company may have an affirmative obligation to report such amounts of Compensation on Form 1099 to the Internal Revenue Service each year.  Notwithstanding the forgoing, the Company agrees that the Executive may assign any compensation payable hereunder to any corporation controlled by the Executive upon written notice to the Company. The Executive agrees to provide his social security or an appropriate tax identification number upon request.

h)

Executive acknowledges and agrees that the Confidentiality, Title to Work Product, Non-Competition, and Non-Solicitation Agreement, dated May 3, 2010, between the parties shall continue to be in full force and effect during the Term of this Agreement and for a period of two years after any termination of this Agreement.

i)	The Company agrees to enter into a mutually satisfactory form of Indemnity Agreement with Executive within sixty (60) days of the Effective Date of this Agreement.
j)	This Agreement may be signed in counterparts, and by fax or Adobe PDF, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

NEOGENOMICS, INC.:		EXECUTIVE:

By:	/s/ Douglas M. VanOort	/s/Steven C. Jones
Name:	Douglas VanOort	Mr. Steven C. Jones
Title:	Chairman and CEO	Legal Residence:
1740 Persimmon Drive
Naples, FL 34109